EXHIBIT 99.1

Sevcon, Inc. 155 Northboro Road Southborough, MA 01772

Sevcon Reports Fourth Quarter Financial Results

Earnings were $0.08 per Diluted Share in Challenging Business Environment

SOUTHBOROUGH, Mass., December 4, 2012 - Sevcon, Inc. (Nasdaq: SEV), a global manufacturer of drivetrain controls for electric and hybrid vehicles, today reported financial results for the full year and for the fourth quarter of fiscal 2012 ended September 30, 2012.

Fourth Quarter Fiscal 2012 Results Summary

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Revenues were $8.0 million, compared with $9.4 million in the fourth quarter of fiscal 2011, reflecting lower demand for Sevcon’s Gen4 controller product line in the company’s off-road and on-road electric vehicle (EV) markets. Foreign currency exchange rate changes reduced revenues by 3%.

•
Operating income was $518,000, compared with $202,000 in the fourth quarter last year.  Fiscal 2012 fourth quarter operating income included a benefit of $794,000 associated with the freezing of the company’s U.K. pension plan, partially offset by a charge of $285,000 in the quarter related to obsolete inventory. Excluding these two items, operating income for the fourth quarter of fiscal 2012 was $9,000.

•	Net income was $285,000, or $0.08 per diluted share, compared with $58,000, or $0.02 per diluted share, a year earlier.

Full-Year Fiscal 2012 Results Summary

•	Revenues increased 10% to $35.5 million, from $32.3 million in fiscal 2011, driven by increased Gen4 controller demand. Foreign currency fluctuations reduced revenues 3%.

•
Operating income was $1,500,000 compared with $1,070,000 in the prior year. Operating income for fiscal 2012 included $200,000 in U.K. government grant income, compared with $600,000 in fiscal 2011. As described above, fiscal 2012 operating income also included a benefit of $794,000 associated with the freezing of the company’s U.K. pension plan. Operating income for the prior fiscal year included a gain of $451,000 from the profit on the sale of a surplus property in the U.K. Excluding the grant income from both years and the impact of the one-time pension gain in 2012 and the property sale in 2011, operating income for fiscal 2012 was $487,000 higher than last year.

•	Net income was $1,195,000, or $0.35 per diluted share, compared with $712,000, or $0.21 per diluted share, for fiscal 2011.

Management Comments

“Sevcon concluded a year of 10% revenue growth although with a weak fourth quarter as the macroeconomic environment in our key geographic markets affected both the off-road and on-road segments of our business,” said President and CEO Matt Boyle. “Reflecting the continued global slowdown in construction and mining activity, we continued to experience soft product demand for traditional off-road industrial EV applications during the quarter. A bright spot in our traditional markets was an improvement in shipments to our fork lift truck customers in North America and the Far East. In the on-road EV market, sales to two-wheel applications improved by 25% from the fourth quarter last year. Sales of controllers to four-wheel customers decreased, however, mainly due to curtailment of shipments to one large customer compared to the orders fulfilled to that customer a year earlier.”

“Fourth-quarter revenues in Sevcon’s core business, the Controls segment, were down 15% from a year ago, a trend continuing into this current year. This reflects slower demand in Europe and North America, while sales in the Far East were higher,” said Boyle. “Excluding the impact of foreign currency, Controls segment revenues declined 12% overall in the fourth quarter. Revenues in Europe and North America were 37% and 9% lower, respectively, than in the same fiscal quarter last year, while sales in the Far East were 89% higher.”

“Looking forward, we will continue to be impacted by the negatives effects of the global macroeconomy which will play a key role in shaping the near-term trajectory of our business,” Boyle said. “Our plan for navigating this challenging environment is to remain focused on the areas within our control, starting with our project pipeline, which includes an expanding range of active projects with OEM and Tier 1 automotive suppliers in Europe, Asia and North America. In addition to on-road EV applications, these projects involve some potentially important new products in the industrial off-road sector.”

“At the same time, we will continue to ensure that we have the engineering, sales and customer support resources we need to support these business development initiatives and fully capitalize on Sevcon’s future opportunities, while maximizing the profitability in our business model,” said Boyle. “We look forward to reporting our progress in executing on these objectives in the quarters ahead.”

Fourth-Quarter and Year-End Fiscal 2012 Conference Call Details

Sevcon has scheduled a conference call to review its fourth-quarter results tomorrow, December 5, 2012 at 9:00 a.m. ET. A webcast of the call will be available at the Investor Relations section of the Company’s website, www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

Fourth Quarter Fiscal 2012 Financial Highlights

(In thousands except per share data)
	Three months ended		Twelve months ended
	(Unaudited)
	September 30 2012	September 30 2011	September 30 2012	September 30 2011

Revenues	$8,021	$9,408	$35,515	$32,286

Operating income	518	202	1,500	1,070
Income before income taxes	538	213	1,596	969
Income taxes provision	253	155	401	257
Net income	$285	$58	$1,195	$712
Basic income per share	$0.09	$0.02	$0.36	$0.22
Diluted income per share	$0.08	$0.02	$0.35	$0.21
Average shares outstanding	3,331	3,310	3,329	3,303

Summarized Balance Sheet Data

	September 30 2012	September 30 2011
Cash and cash equivalents	$2,823	$1,797
Receivables	5,858	5,952
Inventories	6,346	7,478
Prepaid expenses and other current assets	1,922	1,281
Total current assets	16,949	16,508
Long-term assets	6,612	6,439
Total assets	$23,561	$22,947

Current liabilities	$5,044	$6,010
Liability for pension benefits	10,264	7,634
Other long-term liabilities	1,774	1,813
Stockholders’ equity	6,479	7,490
Total liabilities and stockholders’ equity	$23,561	$22,947

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit: www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon’s future prospects are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers’ products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted. Please see the company’s most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon’s risk factors.

Contact:

David Calusdian	Matt Boyle
Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503
dcalusdian@InvestorRelations.com	matt.boyle@Sevcon.com